UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2015

(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 5th Street, Suite 200, Miami, Florida	33139
Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:  (305) 704-3294

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2015, Omega Commercial Finance Corporation (the “Company”), (OTCPINK: OCFN) announced the appointment of Todd C. Buxton as Chief Executive Officer.  The appointment is effective April 6, 2015.

Over the past 5 years Mr. Buxton has worked within the capacity of an advisory role to the Company through Bentley-Addison Capital Finance and therefore has a vast familiarity with the Company, its business model, and associated goals and initiatives. Mr. Buxton’s annual compensation of $85,000 shall be paid with restricted common stock, cash, or combination of both.  The Board of Directors will also grant Mr. Buxton 25,000 shares of restricted common stock on a quarterly basis in addition to an annual bonus of 50,000 shares of free trading S8 stock, which will be granted under the Company’s incentive plan.

His previous and ongoing involvement served as a precursor to this natural transition as Chief Executive Officer for the Company. Mr. Buxton’s directive is to significantly improve the strategic operational execution and integration of new and existing subsidiaries with a goal to accelerate profitability and growth.

Mr. Buxton shall report to Mr. Jon Cummings IV as President/Chairman of the Board for the Company. Mr. Cummings IV will continue to prudently serve the Company with stringent oversight administering all financial, legal, and compliance tasks.

A copy of the press release relating to this Item 5.02 is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  A copy of the press release is also available at http://ww2.marketwire.com/mw/release.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

Exhibit

99.1

Press Release, dated April 6, 2015, announcing the appointment of Todd C. Buxton as Chief Executive Officer effective April 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2015

OMEGA COMMERCIAL FINANCE CORPORATION

By:       /s/ Jon S. Cummings, IV

Jon S. Cummings, IV, Chief Executive Officer